Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No. 1 to the Registration Statement (No. 333-233747) on Form S-1 of HBT Financial, Inc. (formerly known as Heartland Bancorp, Inc.) of our report dated March 25, 2019, except for the stock split described in Note 1, as to which the date is September 13, 2019, relating to the consolidated financial statements of HBT Financial, Inc. (formerly known as Heartland Bancorp, Inc.), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ RSM US LLP

Chicago, Illinois

October 1, 2019